UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 6, 2014

SORRENTO THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36150	33-0344842
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

6042 Cornerstone Ct. West, Suite B

San Diego, CA 92121

(Address of principal executive offices)

Registrant’s telephone number, including area code: (858) 210-3700

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 6, 2014, Sorrento Therapeutics, Inc. (the “Company”) entered into an employment agreement (the “Employment Agreement”) with Amar Singh pursuant to which Mr. Singh will be employed by the Company as Executive Vice President and Chief Business Officer. Under the Employment Agreement, Mr. Singh will receive an annual salary of $320,000, and will be eligible to participate in any incentive cash-bonus program and equity award plan of the Company in such amounts as our board of directors or any applicable committee thereof shall determine in its sole discretion. The annual bonus payable under the annual incentive program will be based on the achievement of individual and Company performance goals to be determined in good faith by the Board or an authorized committee of the Board. Pursuant to the Employment Agreement, Mr. Singh was granted 80,000 stock options exercisable at $8.20 per share, with 1/4 of the original number of shares subject to the option shall vest on January 6, 2015 and 1/48 of the original number of shares subject to the option shall vest following each one month period of service thereafter, subject to the reporting person’s continued service to the Company through each such vesting date.

The Company has the right to terminate Mr. Singh’s employment at any time with or without “cause” or upon his death or disability (each as defined in the Employment Agreement). Mr. Singh may resign with or without “good reason” (as defined in the Employment Agreement) upon 30 days’ written notice. Under such circumstances, Mr. Singh will be entitled to receive any accrued but unpaid base salary as of the date of termination or resignation, any expenses owed to him and any amount accrued and arising from his participation in, or vested benefits accrued under, any employee benefit plans, programs or arrangements.

The Employment Agreement for Mr. Singh also includes a provision regarding severance. If Mr. Singh is terminated without cause or resigns for good reason, he will also be entitled to 12 months of his then-applicable base salary paid in a lump sum and 12 months of health care benefits continuation at Sorrento’s expense. If Mr. Singh is terminated by the Company for cause or resigns without good reason, he shall not be entitled to further compensation. He shall have no obligation to seek other employment and any income so earned shall not reduce the foregoing amounts.

The Employment Agreement also contains standard confidentiality, non-competition and non-solicitation covenants.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by the Employment Agreement, a copy of which the Company intends to file with its Annual Report on Form 10-K for the year ending December 31, 2013.

On January 7, 2014, the Company appointed William S. Marth as a director and Chairman of the Company. Mr. Marth was also appointed as Chairman of the Corporate Governance and Nominating Committee of the Board of Directors.

Mr. Marth has served as a director of Albany Molecular Research, Inc. since June 2012 and President and Chief Executive Officer since January 1, 2014. Mr. Marth was President and Chief Executive Officer of Teva — Americas through the end of 2012. He previously served as President and Chief Executive Officer of Teva North America from January 2008 to June 2010, as President and Chief Executive Officer of Teva USA from 2005 to 2008 and was previously Executive Vice President and Vice President of Sales and Marketing for Teva USA.

Mr. Marth played a significant role in establishing Teva as a leading specialty pharmaceutical company and being ultimately recognized as the worldwide No. 1 producer of generic drugs. In his role, he led the respiratory, neuroscience, oncology and women’s healthcare divisions, as well as Latin America and Canada. He was a member of Teva’s global executive management team and Teva Americas’ board of directors from 2007 until 2013. He brings to this role his global experience in strategic planning, investor relations, research and development, supply chain and regulatory matters. He played a key role in building the organization to a $12 billion business and in the strategy behind the acquisitions of Cephalon for $6.8 billion and Barr Pharmaceuticals for $7.4 billion. Prior to joining Teva USA, he held various positions with the Apothecon division of Bristol-Myers Squibb.

Mr. Marth, who earned his B.Sc. in Pharmacy from the University of Illinois in 1977 and his M.B.A. in 1989 from the Keller Graduate School of Management, DeVry University, is a licensed pharmacist and serves on various other boards and committees, including The University of the Sciences in Philadelphia and the Board of Ambassadors for John Hopkins’ Project RESTORE. In addition, Mr. Marth served as the Chairman of the Board of the Generic Pharmaceutical Association (GPhA) in 2008 and 2009 and the American Society for Health-System Pharmacists (ASHP) in 2010.

On January 8, 2014, David R. Webb resigned as a director of the Company to pursue other opportunities.

Item 8.01	Other Items.

On January 8, 2014, the Company issued a press release regarding the appointment of Amar Singh as Executive Vice President and Chief Business Officer of the Company. A copy of the press release is attached hereto as Exhibit 99.1.

On January 9, 2014, the Company issued a press release regarding the appointment of William S. Marth as director and Chairman of the Board and the resignation of David R. Webb as a director of the Company.

The information in this Item 8.01, including the exhibits, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1933, as amended, or otherwise subject to the liabilities of that section.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Press release dated January 8, 2014.

99.2	Press release dated January 9, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 9, 2014

SORRENTO THERAPEUTICS, INC.

By:	/s/ Richard Vincent
Name: Richard Vincent
Title: Executive Vice President, Chief Financial Officer and Secretary